UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019

FAT Brands Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38250	08-2130269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500 Beverly Hills, CA	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 402-0600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01 Entry into a Material Definitive Agreement.

On January 29, 2019, FAT Brands Inc. (the “Company”) refinanced its existing lending facility with FB Lending, LLC. The Company as borrower, and its subsidiaries and affiliates as guarantors, entered into a new Loan and Security Agreement (the “Loan Agreement”) with The Lion Fund, L.P. and The Lion Fund II, L.P. (the “Lenders”). Pursuant to the Loan Agreement, the Company borrowed $20.0 million from the Lenders, and utilized the proceeds to repay the existing $16.0 million term loan from FB Lending, LLC plus accrued interest and fees, and provide additional general working capital to the Company.

The term loan under the Loan Agreement matures on June 30, 2020. Interest on the term loan accrues at an annual fixed rate of 20.0% and is payable quarterly. The Company may prepay all or a portion of the outstanding principal and accrued unpaid interest under the Loan Agreement at any time upon prior notice to the Lenders without penalty, other than a make-whole provision providing for a minimum of six months’ interest. The Company is required to prepay all or a portion of the outstanding principal and accrued unpaid interest under the Loan Agreement in connection with certain dispositions of assets, extraordinary receipts, issuances of additional debt or equity, or a change of control of the Company.

In connection with the Loan Agreement, the Company issued to the Lenders a warrant to purchase up to 1,143,112 shares of the Company’s Common Stock at $0.01 per share (the “Lender Warrant”), exercisable only if the amounts outstanding under the Loan Agreement are not repaid in full prior to October 1, 2019. If the Loan Agreement is repaid in full prior to October 1, 2019, the Lender Warrant will terminate in its entirety.

As security for its obligations under the Loan Agreement, the Company granted a lien on substantially all of its assets to the Lenders. In addition, certain of the Company’s direct and indirect subsidiaries and affiliates entered into a Guaranty (the “Guaranty”) in favor of the Lenders, pursuant to which they guaranteed the obligations of the Company under the Loan Agreement and granted as security for their guaranty obligations a lien on substantially all of their assets.

The Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, incur other indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, in each case subject to customary exceptions. The Loan Agreement also includes customary events of default that include, among other things, non-payment, inaccuracy of representations and warranties, covenant breaches, events that result in a material adverse effect (as defined in the Loan Agreement), cross default to other material indebtedness, bankruptcy, insolvency and material judgments. The occurrence and continuance of an event of default could result in the acceleration of the Company’s obligations under the Loan Agreement and an increase in the interest rate by 5.0% per annum.

The foregoing descriptions of the Loan Agreement, Guaranty and Lender Warrant do not purport to be complete and are qualified in their entirety by reference to the copies thereof which are filed as Exhibits 10.1, 10.2 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by this reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above concerning the Loan Agreement and Guaranty is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above concerning the issuance of the Lender Warrant is incorporated herein by reference.

The issuances of the Lender Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

4.1	Lender Warrant, dated January 29, 2019

10.1	Loan and Security Agreement, dated January 29, 2019, by and among the Company, the Guarantors named therein, and The Lion Fund, L.P. and The Lion Fund II, L.P., as Lenders

10.2	Guaranty, dated January 29, 2019, by and among Fatburger North America, Inc., Ponderosa Franchising Company LLC, Bonanza Restaurant Company LLC, Ponderosa International Development, Inc., Puerto Rico Ponderosa, Inc., Buffalo’s Franchise Concepts, Inc., Hurricane AMT, LLC, Fatburger Corporation and Homestyle Dining, LLC, in favor of The Lion Fund, L.P. and The Lion Fund II, L.P., as Lenders

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 4, 2019

FAT Brands Inc.

By:	/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn
Chief Executive Officer

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